UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  )*

(Name of Issuer)
BEASLEY BROADCAST GROUP INC. A

(Title of Class of Securities)
Common Stock


(CUSIP Number)
074014101

Check the following box if a fee is
being paid with this statement.
(A fee is not required only if the
 filing person:  (1) has a previous
statement on file reporting beneficial
 ownership of more than five percent
of the class of securities described
in Item 1; and (2) has filed no
amendment subsequent thereto reporting
 beneficial ownership of five percent
 or less of such class.)
(See Rule 13d-7).

*The remainder of this cover page
shall be filled out for a reporting
 persons initial filing on this form
with respect to the subject class
of securities, and for any subsequent
 amendment containing information which
 would alter the disclosures provided
 in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18
 of the Securities Exchange Act of 1934
 (Act) or otherwise subject to the
liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


1  NAME OF REPORTING PERSON   S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
	THOMSON HORSTMANN & BRYANT, INC.
	22-3508647

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	N/A

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
	A DELAWARE CORPORATION
	SADDLE BROOK, NJ  07663

5  SOLE VOTING POWER
	205,600

6  SHARED VOTING POWER
	10,300

7  SOLE DISPOSITIVE POWER
	501,900

8  SHARED DISPOSITIVE POWER
	NONE

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	501,900

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	6.92%

12  TYPE OF REPORTING PERSON *
	IA

ITEM 1.
	(A) BEASLEY BROADCAST GROUP INC.
	(B) 3033 RIVIERA DR., SUITE 200, NAPLES, FL  34103

ITEM 2.
	(A) THOMSON HORSTMANN & BRYANT, INC.
	(B) PARK 80 WEST, PLAZA TWO, SADDLE BROOK, NJ 07663
	(C) A DELAWARE CORPORATION
	(D) COMMON
	(E) 074014101

ITEM 3.
	(E) INVESTMENT ADVISER REGISTERED UNDER SECTION
203 OF THE INVESTMENT ADVISERS ACT OF 1940

ITEM 4.
	(A)  501,900
	(B)  6.92%
	(C)	(I)	205,600
		(II)	10,300
		(III)	501,900
		(IV)	NONE

ITEM 5.  N/A

ITEM 6.  N/A

ITEM 7.  N/A

ITEM 8.  N/A

ITEM 9.  N/A


ITEM 10. CERTIFICATION
	By signing below I certify that,
to the best of my knowledge and belief,
the securities referred to above were
acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant
in any transaction having such purposes
 or effect.

SIGNATURE

After reasonable inquiry and to the
best of my knowledge and belief,
I certify that the information set
forth in this statement is true,
complete and correct.

							Richard A. Horstmann, VP
							Date:   2/5/01